Exhibit 99.1

Shareholder Update By John Racine, President & CEO Monday, August 14, 2006 Catuity Mid-Year Review: U.S. Market Ramp Up Into 2007

In conjunction with the provisions of the "Safe Harbor" section to the Private Securities Litigation Reform Act of 1995, this presentation may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect Catuity, Inc. is included in the Company's Form 10-K, which is filed with the US Securities & Exchange Commission. Safe Harbor Disclosure

Agenda For Today's Briefing Review of Catuity's Business Focus Six key milestones in the first half Understanding our product-driven business model Review of Our Outlook Into 2007 Labor Day to Christmas buying decisions Capital raise likely to close in Q4 Review of Mid-Year Results Q2 expenses represented staff build up for U.S. Cash burn leveling Acquisitions remain a tactic, not a strategy

Catuity Positioned In 3 High-Growth Markets 2006 Has Been About Re-establishing Our Position Member-Based Loyalty Program Transaction Processing Stored Value Card Programs Sweet spot client (75- 250 store chains) under- served Large gift card processors snubbing our target accounts Our clients prefer a product bundle

Six Key Milestones So Far In 2006 Build Core U.S. sales and client management teams Quickly established a maturing pipeline since May 1,000 deployable locations potential in clients signed Five resellers represent non-core opportunities Pilots/model stores represent potential 1,100+ Signed key reference accounts in U.S. Delivered terminal-based solution in February Eliminated unprofitable projects in Australia Completed initial product strategy with introduction of branded gift card

CTTY Has A Product-Driven Strategy Purchase Gift Card Program We Target High-Growth Chain Retailers Catuity Product Bundles First Year Potential $s Second Year Potential $s + Loyalty Program $2,436 $3,240 + Credit & Debit Processing + Program Support Services $ 0 $1,400 Cumulative Potential $2,436 $4,640 (40%) (yr/per store) Revenue (yr/per store) Revenue (yr/per store)

Adoption, Deployment Two Key Variables Our recurring revenue grows as adoption grows across the chain and by cardholders Stores typically deploy over 6-9 months New product sales opportunities follow success Cardholder adoption takes 6-12 months Deployment is our wildcard Retailer absolutely controls the schedule At the POS, we are subject to blackout dates Delays are rarely tied to Catuity

Second Half: Buying Vs. Budget Decisions Sold: 1,000 Potential Current Pilots Or Model Deployments: 1,100+ Potential 75+ Opportunities > 14,000 Stores Pilots build sponsorship, provide client with low-risk way to build business case for 2007 buying decision. Our sweet spot: 75-250 location regional chains going national. Targets: franchise, pharmacy & associations. 30-60 days to qualify and engage 30-60 days to close 45-60 days to start deployment Relationships cut the timeline in half Managing Our Closing Cycle

Summary of June 30 Results Average monthly burn was $300,000 in first half Cash balance at June 30 is $1.57M We will need to raise new capital in Q4 2006 Impact of SFAS 123R: $313,000 (non-cash) Amortization for LM acquisition was $172,000 Key Summary Points For Our 10-QSB

We Will Close A Capital Raise This Year We opted to not raise shares at current price levels, 400,000 share authorization expired Aug. 11 per ASX Listing Rule 7.1 Recent investor road-show gives us confidence in ability to raise USD $3.5M-5M in Q4 Placement likely to occur in two steps 330,000 placement by October Second step would require new shareholder approval